Exhibit 4.5
RESOLUTIONS
OF THE BOARD OF DIRECTORS OF
CONTINUOUS COMPUTING CORPORATION

AMENDING THE SIXTH AMENDED AND RESTATED1998 STOCK INCENTIVE PLAN

Whereas, the board of directors of Continuous Computing Corporation, a Delaware corporation (the “Company”) previously approved an Agreement and Plan of Merger, dated as of May 2, 2011 (the “Merger Agreement”), by and among RadiSys Corporation, an Oregon corporation (“Purchaser”), RadiSys Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), the Company, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of and agent for and on behalf of the Effective Time Holders (together with the Purchaser, Merger Sub and the Company, the “Parties”), with such changes as Michel Dagenais or the officers of the Company may approve;
Whereas, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement;
Whereas, the Company maintains and the Board administers the Company's Sixth Amended and Restated 1998 Stock Incentive Plan (the “Option Plan”); and
Whereas, the Company has agreed to be acquired by the Purchaser, by means of a merger of Merger Sub with and into the Company (the “Merger”) and, as a result of the Merger, the Company will become a wholly owned subsidiary of the Purchaser;
Whereas, the Merger shall be effected upon the terms and subject to the conditions of the Merger Agreement, as amended by the Amendment;
Whereas, the Company maintains the Option Plan and, pursuant to the Merger Agreement, each Unvested Option held by a Continuing Employee issued and outstanding immediately prior to the effective time of the Merger shall be assumed by the Purchaser and converted into an option exercisable for the common stock of the Purchaser;
Whereas, pursuant to Section 6.18(c) of the Merger Agreement, the Company is required to amend the Option Plan to (i) reduce the number of shares of the Company's common stock issuable under the Option Plan to the number of shares of the Company's common stock subject to the Unvested Options held by Continuing Employees immediately prior to the effective time of the Merger; and (ii) provide that any Option (as defined in the Merger Agreement) that is a Vested Option (as defined in the Merger Agreement) and that is not, by its terms, vested immediately prior to the effective time of the Merger, shall become fully vested immediately prior to the effective time of the Merger;
Whereas, pursuant to Section 17(a) of the Option Plan, the Board may, from time to time, with respect to any shares at the time not subject to Options, suspend the Option Plan or amend or revise the terms of the Option Plan; and
Whereas, contingent upon and effective immediately prior to the consummation of the Merger (the “Closing”), the Company desires to amend Section 4 of the Option Plan to reduce the number of shares of the Company's common stock subject to the Option Plan to the number of shares of the Company's common stock subject to the Unvested Options held by Continuing Employees immediately prior to the effective time of the Merger and further desires to amend Section 16 of the Option Plan to provide that any Option that is a Vested Option and that is not, by its terms, vested immediately prior to the effective time of the Merger shall become fully vested and exercisable immediately prior to the effective time of the Merger.
Now, Therefore, be it Resolved, that, effective and contingent upon the Closing, Section 4 of the Option Plan be, and it hereby is, amended to reduce the number of shares of the Company's common stock subject to the Option Plan to the number of shares of the Company's common stock subject to the Unvested Options held by Continuing Employees immediately prior to the effective time of the Merger and no new options under the Option Plan shall be granted after the effective time of the Merger; provided, however, that the Option Plan will not be so amended and shall remain in full effect and operation pursuant to its current terms and conditions should the Closing not occur; and
Resolved Further, that, effective and contingent upon the Closing, Section 16 of the Option Plan be, and it hereby is, amended to provide that any Option that is a Vested Option and that is not, by its terms, vested immediately prior to the effective time of the Merger shall become fully vested and exercisable immediately prior to the effective time of the Merger; provided, however, that the Option Plan will not be so amended and shall remain in full effect and operation pursuant to its current terms and conditions should the Closing not occur.